Exhibit 99.1

FOR IMMEDIATE RELEASE

Turn Therapeutics Reports First Quarter 2026 Financial Results and Provides Corporate Updates

Phase 2 Trial for GX-03 in Moderate-to-Severe Atopic Dermatitis (AD) on Track, Topline Results Expected Mid-2026

Initial Tranche of $7 Million in Growth Capital has been Funded by Avenue Capital Group

Westlake Village, CA — May 11, 2026 — Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted inflammatory and immunological therapies for dermatologic conditions, today reported financial results for the three months ended March 31, 2026, and provided corporate updates.

“The first quarter of 2026 materially strengthened Turn Therapeutics both operationally and financially,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics. “With the Avenue Capital facility now in place, we believe the Company is well positioned to advance our clinical programs through multiple near-term catalysts while maintaining focus on disciplined execution. Our Phase 2 trial evaluating GX-03 in moderate-to-severe atopic dermatitis remains on schedule, with an independent committee expected to assess conditional probability of success at the interim analysis and determine whether the study should continue as designed or expand enrollment based on the strength of the observed trend. We continue to expect topline results in mid-2026 and believe these upcoming milestones have the potential to meaningfully shape the future of both our platform and pipeline.”

Corporate Updates

●	Avenue Capital growth capital secured. On March 23, 2026, the Company closed a growth capital facility with Avenue Venture Opportunities Fund II, L.P., a fund of Avenue Capital Group, providing access to up to $25 million in term loans. The initial $7 million tranche was funded on March 24, 2026, with up to an additional $18 million available upon achievement of clinical and corporate milestones.

●	GX-03 in AD advancing. The Company’s lead product candidate, GX-03, is being evaluated in an ongoing randomized, double-blind, vehicle-controlled Phase 2 clinical trial in adults with moderate-to-severe AD. An interim assessment will be conducted at approximately 50% trial completion by an independent data monitoring committee. Interim results are expected in the second quarter of 2026, with topline data expected to follow in mid-2026.

●	Onychomycosis (nail fungus) program planned. GX-03 has demonstrated nail-plate penetration and significant reduction of fungal burden in in-vivo studies, supporting its development as a topical treatment for onychomycosis. Additional clinical steps are expected following completion of the AD program.

First Quarter 2026 Financial Results

●	Cash and Cash Equivalents: Cash and cash equivalents as of March 31, 2026 were $11.2 million as compared to $5.08 million as of December 31, 2025.

●	General and Administrative (G&A) Expenses: General and administrative expenses for the three months ended March 31, 2026 were $1.1 million, an increase of $0.8 million compared to $0.4 million for the three months ended March 31, 2025.

Financial Tables

Turn Therapeutics Inc.

Consolidated Statements of Operations

(in US Dollars)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
General and administrative	$1,136,709	$375,738
Research and development	109,434	9,259
Total operating expenses	1,246,143	384,997
Loss from operations	(1,246,143)	(384,997)

Other income:
Net gain from change in fair value of derivative liability instrument	697,561	—
Amortization of deferred offering cost	(477,647)	—
Interest income	49,679	5,165
Other income	5,578	51,285
Total other income	275,171	56,450
NET LOSS	$(970,972)	$(328,547)

Basic and diluted net loss per common share	$(0.03)	$(0.01)
Weighted-average common shares outstanding, basic and diluted	29,476,002	26,956,217

Turn Therapeutics Inc.

Selected Balance Sheet Data

(in US Dollars)

	March 31, 2026	December 31, 2025
Cash and cash equivalents	$11,217,671	$5,076,144
Total assets	18,644,136	12,162,241
Total liabilities	12,526,588	7,475,518
Total stockholders’ equity	6,117,548	4,686,723

About Turn Therapeutics

Turn Therapeutics is a biotechnology company focused on developing innovative, precision therapies that target the underlying causes of inflammatory diseases with high unmet needs. Turn’s lead investigational therapy, GX-03, is a potentially first-in-class, non-systemic topical inhibitor currently in late-stage development for the potential treatment of moderate-to-severe atopic dermatitis (eczema). This therapy is designed to modulate key inflammatory pathways involved in eczema and other inflammatory dermatological conditions.

Forward-Looking Statement

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs and the Company’s ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in the Company’s filings with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026. All such forward-looking statements speak only as of the date they are made, and Turn undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations/ Media Contact:

Sasha Damouni

Damouni Group LLC

Sasha@damounigroup.com

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